UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

January 26, 2017

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona		85008
(Address of principal executive offices)		(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

See discussion under Item 8.01 of this report as to the redemption of all of the outstanding 2.625% Convertible Senior Subordinated Notes due 2026, Series B (the “Notes”) of ON Semiconductor Corporation (the “Company”), which is incorporated herein by reference.

Item 8.01.	Other Events.

On November 17, 2016, the Company announced that it would be exercising its option to redeem the entire $356,930,000 outstanding principal amount under the Notes on December 20, 2016 pursuant to the terms of the Indenture dated as of December 15, 2011 among the Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The holders of the Notes had the right to convert their Notes into shares of common stock of the Company at a conversion rate of 95.2381 shares per $1,000 principal amount until the close of business on December 19, 2016. The Company satisfied its conversion obligation with respect to the Notes tendered for conversion with cash. The final conversion was settled on January 26, 2017, resulting in an aggregate payment of approximately $445,000,000 for the redemption and conversion of the Notes.

Deutsche Bank AG, an affiliate of the Trustee, is the collateral agent, the administrative agent, and a lender under the Credit Agreement dated as of April 15, 2016, as amended, by and among the Company, Deutsche Bank AG, and the several lenders party thereto, and is one of the counterparties to convertible note hedge transactions entered into in connection with the Company’s 1.00% Convertible Senior Notes due 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: February 1, 2017	By:	/s/ BERNARD GUTMANN
Bernard Gutmann
Executive Vice President,
Chief Financial Officer and Treasurer